Exhibit 99.2

CERIDIAN

Q3 2021

Stockholder letter

Intelligence at work

David Ossip

Chair and CEO

From the CEO

Dear Fellow Stockholders,

I am pleased to report that our business continues to perform well, and in the third quarter, we made strong progress against our growth objectives and financial guidance for the year. We exceeded our guidance in the third quarter with Dayforce recurring revenue, excluding float revenue, growing by 33%. We remain focused on driving strong execution, investing in our growth, and generating operating momentum across the company.

I am very proud of the way Ceridian continues to support our customers, helping them to navigate this new world of work.  Our success in doing so is reflected by Ceridian being once again named a Leader in the 2021 Gartner® Magic Quadrant™ for Cloud Human Capital Management (HCM) Suites for 1,000+ Employee Enterprises. We believe this recognition is tremendous validation of our growth, vision, and accelerating leadership in the global HCM market.

As I’ve discussed over the last few quarters, the impact of the pandemic has accelerated a new world of work where every organization faces a landscape that is more fluid, borderless, skills-based, augmented, and always-on than we have ever experienced. These new realities create significant compliance complexities, challenges to unify company cultures in a hybrid environment, and a hyper-competitive talent landscape, among many others.

While there is much said about the future of work – it is our belief that the future is here now, and our customers need our help more than ever before.

To help them address these unique challenges, we brought customers, prospects, and partners together last month in Las Vegas at the first stop of the Ceridian World Tour – our innovative new live and virtual event series that brings leaders and experts together to connect, learn, and share thinking on the new world of work.

During the event, we shared our vision for Dayforce
- to deliver the always-on people platform for the global workforce, which is anchored by our brand promise – Makes Work Life Better™. I’ve never been more excited by the innovation and new products we will be bringing to our customers. Here are just a few highlights:

•	Streaming Pay: Automatic delivery of earned wages to Dayforce Wallet, eliminating the need to request earnings on-demand;
•

Dayforce Talent Intelligence: A suite of new, transformative talent management solutions powered by artificial intelligence (AI) and data to enable fair, equitable, and efficient talent decision-making; and

•	HR Service Delivery: An end-to-end employee solution that provides instant, always-on HR and compliance support.

These features were validated in conversations that I had with customers and prospects at the event. It’s clear that our vision and pace of innovation strongly support the digital transformation agendas of their organizations; and they reinforce that Dayforce serves as the engine helping our customers navigate the future of work that’s happening now.

We are taking advantage of this significant growth opportunity in front of us. As we have outlined in past quarters, our growth agenda has five strategic levers:

•	Acquiring new customers in the markets where we have seen success to date;
•	Extending the Dayforce platform, allowing us to deliver more value to our current and prospective customers;

1	|	Q3 2021 Stockholder letter

•	Expanding within the enterprise segment;
•	Accelerating our global expansion both by serving local customers in new geographies, and by extending our scope to service global multinational customers; and
•	Driving incremental value for our customers by innovating in adjacent markets around our core HCM suite, such as Dayforce Wallet.

We are delivering a strong innovation agenda, driven by our vision to be the always-on people platform for the global workforce.

Financial highlights

We are pleased with our strong financial and operating performance in the third quarter. We maintained strong topline growth driven by Dayforce recurring revenue, which grew by 33% excluding float revenue, or 31% on a constant currency basis.

Cloud recurring gross margin was 72.7%, up 230 basis points compared to the third quarter of 2020. Excluding float revenue cloud recurring gross margin expanded by 290 basis points.

From a profitability standpoint, Adjusted EBITDA of $39.4 million, or 15.3% of revenue was primarily driven by solid revenue performance.

Customer highlights

We are focused on delivering value to our customers throughout their lifecycle, and thereby earning customers for life.

We ended the third quarter with 5,227 customers live on the Dayforce platform, an 11% increase compared to the third quarter of 2020. Reflecting both a larger average customer size and our success at selling a broader HCM suite, trailing twelve-month Dayforce recurring revenue per customer for the same period was $107,576, up 11%* year-over-year. And incremental Dayforce recurring revenue per customer for the same period increased to $202,103.*

During the quarter, we took some notable companies live on Dayforce and expanded functionality with key customers, including:

2	|	Q3 2021 Stockholder letter

•

A large global provider of customer experience solutions, with operations in the Americas and the Philippines that handles 71 million calls per year deployed workforce management and pay to over 10,000 employees in the Philippines.

•

A global manufacturer of paper products with more than 7,500 employees globally went live on Dayforce with managed payroll and benefits in the U.S.; pay in China; and core HR for Brazil, Belgium, Finland, France, Germany, Italy, Poland, Russia, Spain, Switzerland, and Ukraine. They chose Dayforce to streamline their global HR operations under a single platform and to help facilitate a much broader HR transformation across the organization.

•	A U.S. process automation software provider of digital workflow transformation solutions in 70 countries, went live on workforce management in Malaysia, Singapore, and Japan.
•

A mining company with approximately 1,000 employees in Australia and New Zealand went live on Dayforce with core HR, workforce management, talent management, and payroll and most of our Talent offerings. They selected Dayforce for the ability to bring their HCM needs into a single offering and have the capability to standardise in the future across their global operations.

Sales highlights

In North America during the third quarter, we had continued success across enterprise and large enterprise markets:

•

As part of a competitive, robust, and agile procurement process, Ceridian was awarded a task authorization to deliver the services to support the Design and Experimentation phase of the Government of Canada's Next Generation Human Resources and Pay pilot. We believe our ability to deliver accurate, compliant, and always-on HR and pay solutions through our Dayforce platform uniquely positions Ceridian to continue building on our significant momentum in the Public Sector.

3	|	Q3 2021 Stockholder letter

•

The world’s largest car rental operator and top travel company with 80,000 employees globally selected Dayforce as its payroll provider in the U.S. and Canada. With Dayforce, the company can bring pay and workforce management together in a single, real-time system. Ceridian’s partnership will help the organization pay their people accurately, on time, and in compliance with all federal, state, and local regulations, while controlling costs and minimizing risk.

•

A luxury global automotive company selected Ceridian as a partner for its North American operations, including more than 5,200 employees at automotive dealerships, services centers, and financial operations. With Dayforce, the company will streamline time and attendance tracking, and entrust managed payroll to Ceridian as an industry expert to remain compliant with ever-changing legislative requirements. Ceridian will be a strategic partner to help increase operational efficiency, mitigate risk, and allow the company to focus on its core business.

•

An online fantasy sports and betting company with 3,500 employees in the U.S., Canada, and the UK selected Dayforce for global HR, pay, and time. The company has doubled in size in the last 12 months and plans to add an additional 1,000 employees in the next two years. Dayforce will provide a single HCM solution across all three countries and allow the company to scale its HR operations efficiently as it grows.

•

The largest U.S. collective of companies delivering food service equipment, supplies, and services selected Dayforce as a scalable solution for payroll and benefits. The company’s workforce has grown by 1,000 employees in the past few years, bringing its population to 5,000. Ceridian will provide modern, flexible technology to streamline compliance and HR operations in each of its businesses as the organization continues to grow.

•	A major U.S. city on the west coast selected Ceridian for managed payroll to serve its 2,700 full-time employees, and 3,700 retirees. The

4	|	Q3 2021 Stockholder letter

strategic partnership with Ceridian will allow the city to increase efficiency and focus on value creation as it continues to navigate the impact of COVID-19 and a rapidly evolving work environment.

Ceridian was awarded a task authorization to deliver the services to support the Design and Experimentation phase of the Government of Canada’s Next Generation Human Resources and Pay pilot

We continue to execute on the strategic growth lever of expanding globally in both the Asia Pacific Japan (APJ) region as well as in Europe Middle East and Africa (EMEA). In APJ, we have a unified sales and go-to-market strategy and have begun to sell Dayforce into the Excelity and Ascender customer bases.

Our key global wins during the third quarter included:

•

A German luxury automotive company with 10,500 employees in 128 locations selected Dayforce to streamline retail operations. By replacing an outdated time and attendance system with a modern, unified solution, the company will meet both statutory requirements and complex internal guidelines. In addition, the Dayforce mobile app will provide employees with a faster, more flexible way to track time.

•

A global supplier of paper manufacturing technology, with 9,000 employees in 34 countries, selected Dayforce as its unified solution for global pay and time. The company recognizes the value that modern, scalable HCM technology will offer its continually expanding business. Dayforce will replace over 30 separate pay and time solutions globally and give the company real-time date and visibility into its widespread operations.

•

A major producer of electronic and fiber optic connectors with over 17,000 employees on six continents chose to expand its partnership with Ceridian. The company is currently using Dayforce for managed pay, benefits, and time. It decided to bring multiple new acquisitions onto Dayforce to streamline HR and payroll operations globally. In addition, the company added Learning to better serve employees with training materials and mitigate compliance risk throughout the organization.

•	A multinational footwear manufacturing company selected Dayforce to streamline its pay and time in Japan for more than 2,700 employees to automate key processes and improve the employee experience.

Marketing highlights

We continue to drive demand by engaging our customers and prospective customers with content to help them navigate the new world of work. We are committed to delivering a mix of in-person, virtual, and hybrid programming designed to make our marketing experiences accessible to everyone.

Last month, we hosted the kickoff event of the Ceridian World Tour in Las Vegas. It was exciting to spend in-person time with many customers, prospects, and partners. The event was held in-person and virtually and included product announcements as well as 20 presentations by customers and partners.  These case studies highlighted how organizations have leveraged Dayforce to transform their operations and prepare for the fluid, borderless, skills-based, augmented, and always-on workplace of the future.

The feedback from our customers, prospects, and partners was exceptional. Our next stop is New York on November 10-11, followed by events in London, Singapore, and Melbourne.

Product innovation

At the Ceridian World Tour in Las Vegas, we showed our customers our vision that positions Dayforce as the always-on people platform for the

5	|	Q3 2021 Stockholder letter

global workforce. At the same time, we made some incredibly exciting product announcements that further bring this vision to life, demonstrating our strong pace of innovation that’s entirely focused on helping our customers navigate the new world of work and gain quantifiable value for their organizations. We look forward to making these new products and features available to our customers through the course of 2022.

We announced a new user experience for customers to support the unique needs of their entire workforce through personalization, intuitive experiences, and thoughtful design.

We are continuing to advance our data and analytics capabilities, and announced Dayforce Talent Intelligence - a suite of new, transformative talent management solutions powered by AI and data to enable fair, equitable, and efficient talent decision-making, while measuring the effectiveness of their diversity, equity, and inclusion efforts.

A more fluid and borderless work environment creates even more compliance requirements, and we are expanding our global capabilities to meet the needs of our customers everywhere they operate. We announced our plans to deliver Dayforce Payroll across nine new markets, including Germany, Hong Kong, Indonesia, Malaysia, Philippines, Singapore, South Korea, Taiwan, and Thailand.

To further extend our compliance advantage, we also acquired DataFuZion. The DataFuZion technology includes specific features for certified payroll reporting, prevailing wage rate calculations, incentive payments, union rate calculations, and complex general ledger reporting. This technology is immediately available and will be integrated into the Dayforce platform, and we believe will add to our growth in construction, government contracting, manufacturing, union, public sector, and non-profit sectors.

As more employees move around the world and across jurisdictions, they need access to the right information at the right time, and we announced our plans to deliver Dayforce HR Service Delivery, an

6	|	Q3 2021 Stockholder letter

end-to-end employee solution that provides instant, always-on HR and compliance support. Powered by AI and machine learning (ML), Dayforce HR Service Delivery continuously learns and evolves to deliver responses to employee questions through a simple search experience, consistent with what employees expect in their personal lives.

Dayforce Wallet

We see strong market momentum and demand for Dayforce Wallet. We now have more than 800 customers signed with over 290 customers live on the product.

We continue to see increasing transaction trends that the Dayforce Card is top of wallet:

•	Average registration rates increased to 29% of all eligible employees and was above 50% in our top quartile of tenured customers.*
•	The Dayforce Card is used more than 25 times per month by individual users on spending for groceries, convenience stores, fast food, restaurants, gas, and ATM withdrawals.

In addition, customers tell us that Dayforce Wallet positively impacts recruiting and retention efforts, and it meaningfully contributes to their financial wellness initiatives.

With this in mind, we recently announced streaming pay, a new feature in Dayforce Wallet that leverages our continuous pay engine and will further our advantage by automatically delivering earned wages to workers, eliminating the need to request earnings on-demand.

The need for streaming pay is supported by a recent Ceridian poll targeting American workers. The poll revealed 80% of working Americans would prefer to have their pay automatically streamed into their bank accounts as they earn it, versus the traditional two-to-four week pay cycle. A similar number (81%) said that access to streaming pay, at no cost to them, would increase their loyalty to their organization and boost loyalty.

7	|	Q3 2021 Stockholder letter

In the third quarter, we released two day early direct deposit. Now Dayforce Wallet users that have direct deposit set up can not only get paid when they want, but they also can receive the remainder of their paycheck two days in advance. This is another example of how we are increasing the velocity of pay and making work life better.

We have a strong product roadmap that includes rewards, referrals, buy now pay later, and saving goals in the upcoming quarters. We believe these features will enhance our Dayforce Wallet consumer experience and help improve financial wellness over the long term.

Summary

In summary, our customer focus, product vision and innovation, our scale, and our geographic reach, coupled with the tremendous resilience we are seeing in our customer base, give us great confidence in our ability to accelerate our leadership in the industry.

We remain laser focused on delivering against our growth strategy and on delivering value to our customers and their employees and, as a result, on delivering value to you, our fellow stockholders.

* Tenured customers have been live on Dayforce Wallet for more than a year.

8	|	Q3 2021 Stockholder letter

Noémie Heuland
EVP and Chief Financial Officer

From the CFO

The quarterly financial highlights and business outlook below are on a year-over-year basis and reported in U.S. dollars, unless otherwise stated.

Revenue

Our financial performance in the third quarter of 2021 was strong:

•	Dayforce recurring revenue increased by $37.6 million, or 31%, to $160.3 million. Excluding float revenue, Dayforce recurring revenue increased by 33%, or 31% on a constant currency basis.
•	Dayforce revenue increased by $40.9 million, or 26%, to $198.7 million. Excluding float revenue, Dayforce revenue increased by 27%, or 26% on a constant currency basis.
•	Powerpay revenue increased by $2.0 million, or 11%, to $20.9 million. Excluding float revenue, Powerpay revenue increased by 11%, or 5% on a constant currency basis.
•

Cloud revenue, which includes both Dayforce and Powerpay, increased by $42.9 million, or 24%, to $219.6 million. Excluding float revenue, Cloud revenue increased by 26%, or 24% on a constant currency basis.

•	Total revenue increased by $52.8 million, or 26%, to $257.2 million. Excluding float revenue, total revenue increased by 28%, or 26% on a constant currency basis.

Our third quarter results included $20.4 million of Ascender revenue, of which $4.6 million was recognized in Dayforce recurring revenue, $0.9 million was recognized in Dayforce professional services and other revenue, and $14.9 million was recognized in Bureau revenue.

The average float balance for our customer funds during the third quarter increased 25% to $3,433 million, compared to $2,745 million. The average yield on our float balance was 1.16% during the third quarter, a decline of 36 basis points. As a result, float revenue from invested customer funds was $9.9 million in the third quarter, compared to $10.6 million. The allocation of third quarter 2021 float revenue to Dayforce and Cloud revenue was $7.3 million and $9.3 million, respectively.

Impact of COVID-19

As anticipated, the COVID-19 pandemic has had an adverse impact on revenue during the third quarter, primarily in the form of lower employment levels at our customers, and lower demand for professional services.

We estimate that lower employment levels at our customers adversely affected third quarter revenue by approximately $3.5 million, of which approximately $3.0 million was related to Dayforce and approximately $0.5 million was related to Powerpay.

We believe that our ability to earn float revenue on invested customer funds is a positive aspect of our business model. Insofar as market investment rates return to pre-pandemic levels, we believe there is opportunity for high-margin float revenue to increase and provide a tailwind to future revenue growth and cash flow. Based on current market conditions, portfolio composition, and investment practices, a 100-basis point increase in market investment rates would result in an approximately $22 million increase in float revenue, and an approximately $15 million increase in cash flow, over the ensuing twelve-month period.

9	|	Q3 2021 Stockholder letter

Gross margin

In the third quarter of 2021, Cloud recurring gross margin was 72.7%, compared to 70.4%, an expansion of 230 basis points. Excluding float revenue, Cloud recurring gross margin expanded by 290 basis points despite an approximate $3.5 million headwind from lower employment levels due to the pandemic at Dayforce and Powerpay customers. Professional services and other gross margin was (15.9)%, compared to (10.7)% last year.

Earnings per share

Net loss in the third quarter of 2021 was $(20.9) million, or $(0.14) per diluted share, compared to net loss of $(0.8) million, or $(0.01) per diluted share, primarily due to higher share-based compensation, and lower revenue due to employment impacts to our customers from the COVID-19 pandemic. Adjusted net income in the third quarter of 2021 was $8.5 million, or $0.05 per diluted share, compared to $17.7 million, or $0.12 per diluted share, in the third quarter of last year.

Adjusted EBITDA

Adjusted EBITDA increased by 19% to $39.4 million in the third quarter of 2021. Excluding float revenue, Adjusted EBITDA increased by 31%, and Adjusted EBITDA margin expanded by 20 basis points, despite adverse effects of the COVID-19 pandemic on our revenue and continued investment in product development and sales and marketing.

Depreciation and amortization

In the third quarter of 2021, depreciation and amortization increased by $8.0 million to $21.0 million. The increase is primarily driven by $6.2 million of depreciation and amortization from Ascender and Ideal, which includes amortization of intangible assets and depreciation of fixed assets.

Balance sheet and liquidity

As of September 30, 2021, we had cash and equivalents of $378.8 million, and our total debt balance was $1,244.5 million.

10	|	Q3 2021 Stockholder letter

Full Year 2021 Outlook

Based on information available to us as of November 3, 2021, we are updating our guidance for the fourth quarter and for the full year 2021 as follows:

We are increasing our previously issued full year 2021 guidance for Dayforce recurring revenue, excluding float revenue, and now expect:

•

Dayforce recurring revenue, excluding float revenue, of $596 million to $598 million, or an increase of 29% on a GAAP basis and approximately 27% on a constant currency basis (Previous range $595 million to $597 million).

•

Excluding the impact of Ascender revenue of approximately $16 million, Dayforce recurring revenue, excluding float revenue, is expected to grow approximately 25% to 26% on a GAAP basis and 23% to 24% on a constant currency basis.

•

This revised guidance for full year 2021 includes a slightly wider range for Dayforce recurring revenue, excluding float revenue, in the fourth quarter than previously provided. Our previous fourth quarter guidance included expected recovery of employment levels which would add $1.5 million of Dayforce recurring revenue in the fourth quarter on a sequential basis compared to the third quarter. In the third quarter, we noticed an increase in the time-to-fill open vacancies that is longer than historical trends, and therefore, we are widening our range of the expected improvement from employment levels in the fourth quarter to $0.5 million to $1.5 million.

In addition, we now expect for the full year 2021:

•

Dayforce recurring revenue of $626 million to $628 million, or an increase of approximately 25% to 26% on a GAAP basis and 23% to 24% on a constant currency basis (Previous range $625 million to $627 million).

•	Dayforce revenue of $781 million to $784 million, or an increase of 20% to 21% on a GAAP basis and 18% to 19% on a constant currency basis (Previous range $778 million to $783 million).
•	Cloud revenue of $867 million to $871 million, or an increase of 19% on a GAAP basis and 16% to 17% on a constant currency basis (Previous range $863 million to $870 million).
•

Total revenue of $1,014 million to $1,019 million, or an increase of 20% to 21% on a GAAP basis and 18% to 19% on a constant currency basis (Previous range $1,008 million to $1,018 million). Excluding the impact of Ascender revenue of approximately $72 million, total revenue is expected to grow 12% on a GAAP basis and 9% to 10% on a constant currency basis.

•	Float revenue of $30 million within Dayforce revenue, $38 million within Cloud revenue, and $41 million within total revenue (Previously $30 million, $38 million and $41 million, respectively).
•	Adjusted EBITDA of $156 million to $162 million, or Adjusted EBITDA margin of 15.4% to 15.9% (Previous range 15.4% to 16.2%).

We have not reconciled the Adjusted EBITDA range for the full year of 2021 to the directly comparable GAAP financial measure because applicable information for the future period, on which this reconciliation would be based, is not readily available due to uncertainty regarding, and the potential variability of, depreciation and amortization, share-based compensation expense and related employer taxes, changes in foreign currency exchange rates, and other items.

Foreign exchange impacts

For the full year 2021, our guidance assumes an average U.S. dollar to Canadian dollar foreign exchange rate of $1.26, compared to an average rate of $1.34 for the full year of 2020.

11	|	Q3 2021 Stockholder letter

Ceridian HCM Holding Inc.

Condensed consolidated balance sheets

(Dollars in millions, except share data)

	September 30,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and equivalents	$378.8	$188.2
Restricted cash	1.9	—
Trade and other receivables, net	116.6	101.1
Prepaid expenses and other current assets	86.0	73.9
Total current assets before customer funds	583.3	363.2
Customer funds	5,380.3	3,759.4
Total current assets	5,963.6	4,122.6
Right of use lease asset	31.2	27.9
Property, plant, and equipment, net	143.5	136.4
Goodwill	2,318.1	2,031.8
Other intangible assets, net	332.4	195.0
Other assets	212.7	187.6
Total assets	$9,001.5	$6,701.3
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$8.3	$7.2
Current portion of long-term lease liabilities	9.7	10.5
Accounts payable	42.4	38.9
Deferred revenue	46.5	24.4
Employee compensation and benefits	68.3	64.6
Other accrued expenses	34.1	20.5
Total current liabilities before customer funds obligations	209.3	166.1
Customer funds obligations	5,345.5	3,697.8
Total current liabilities	5,554.8	3,863.9
Long-term debt, less current portion	1,121.8	660.6
Employee benefit plans	22.1	24.4
Long-term lease liabilities, less current portion	36.5	33.6
Other liabilities	44.5	20.6
Total liabilities	6,779.7	4,603.1
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par, 500,000,000 shares authorized, 151,165,177 and 148,571,412 shares issued and outstanding, respectively	1.5	1.5
Additional paid in capital	2,805.7	2,606.5
Accumulated deficit	(299.7)	(233.8)
Accumulated other comprehensive loss	(285.7)	(276.0)
Total stockholders’ equity	2,221.8	2,098.2
Total liabilities and equity	$9,001.5	$6,701.3

12	|	Q3 2021 Stockholder letter

Ceridian HCM Holding Inc.

Condensed consolidated statements of operations

(Dollars in millions, except share data, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020

Revenue:
Recurring	$215.0	$168.1	$619.1	$508.7
Professional services and other	42.2	36.3	123.0	111.0
Total revenue	257.2	204.4	742.1	619.7
Cost of revenue:
Recurring	66.0	54.3	191.1	155.8
Professional services and other	48.9	40.2	140.9	120.7
Product development and management	36.6	22.9	94.2	57.5
Depreciation and amortization	12.6	10.3	37.5	29.9
Total cost of revenue	164.1	127.7	463.7	363.9
Gross profit	93.1	76.7	278.4	255.8
Selling, general, and administrative	109.1	77.3	316.5	226.1
Operating (loss) profit	(16.0)	(0.6)	(38.1)	29.7
Interest expense, net	10.0	5.9	25.5	19.4
Other expense (income), net	3.4	(0.2)	16.2	2.7
(Loss) income before income taxes	(29.4)	(6.3)	(79.8)	7.6
Income tax benefit	(8.5)	(5.5)	(13.9)	(5.7)
Net (loss) income	$(20.9)	$(0.8)	$(65.9)	$13.3
Net (loss) income per share:
Basic	$(0.14)	$(0.01)	$(0.44)	$0.09
Diluted	$(0.14)	$(0.01)	$(0.44)	$0.09
Weighted-average shares outstanding:
Basic	150,450,595	147,141,403	149,083,666	145,798,169
Diluted	150,450,595	147,141,403	149,083,666	152,105,719

13	|	Q3 2021 Stockholder letter

Ceridian HCM Holding Inc.

Condensed consolidated statements of cash flows

(Dollars in millions, unaudited)

	Nine months ended September 30,
	2021	2020

Net (loss) income	$(65.9)	$13.3
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Deferred income tax benefit	(45.0)	—
Depreciation and amortization	59.3	36.9
Amortization of debt issuance costs and debt discount	11.5	0.9
Provision for doubtful accounts	1.5	1.2
Net periodic pension and postretirement cost	6.6	2.5
Non-cash share-based compensation	83.6	46.3
Other	0.6	(0.6)
Changes in operating assets and liabilities excluding effects of acquisitions and divestitures:
Trade and other receivables	(5.3)	(2.5)
Prepaid expenses and other current assets	(13.9)	(8.0)
Accounts payable and other accrued expenses	1.9	(12.0)
Deferred revenue	5.2	0.6
Employee compensation and benefits	(5.1)	(2.8)
Accrued interest	0.3	0.3
Accrued taxes	20.9	(8.7)
Other assets and liabilities	(7.3)	(20.1)
Net cash provided by operating activities	48.9	47.3
Cash Flows from Investing Activities
Purchase of customer funds marketable securities	(500.5)	(25.3)
Proceeds from sale and maturity of customer funds marketable securities	409.2	304.1
Expenditures for property, plant, and equipment	(7.3)	(13.6)
Expenditures for software and technology	(38.4)	(30.6)
Acquisition costs, net of cash and restricted cash acquired	(373.5)	(58.3)
Net cash (used in) provided by investing activities	(510.5)	176.3
Cash Flows from Financing Activities
Increase (decrease) in customer funds obligations, net	1,631.0	(601.4)
Proceeds from issuance of common stock under share-based compensation plans	70.9	70.2
Repayment of long-term debt obligations	(4.3)	(7.9)
Proceeds from revolving credit facility	295.0	295.0
Repayment of revolving credit facility	(295.0)	—
Proceeds from issuance of convertible senior notes, net of issuance costs	561.8	—
Purchases of capped calls related to convertible senior notes	(45.0)	—
Net cash provided by (used in) financing activities	2,214.4	(244.1)
Effect of exchange rate changes on cash, restricted cash, and equivalents	(0.5)	(7.9)
Net increase (decrease) in cash, restricted cash, and equivalents	1,752.3	(28.4)
Cash, restricted cash, and equivalents at beginning of period	2,228.5	1,658.6
Cash, restricted cash, and equivalents at end of period	$3,980.8	$1,630.2
Reconciliation of cash, restricted cash, and equivalents to the condensed consolidated balance sheets
Cash and equivalents	$378.8	$554.6
Restricted cash	1.9	—
Restricted cash and equivalents included in customer funds	3,600.1	1,075.6
Total cash, restricted cash, and equivalents	$3,980.8	$1,630.2

14	|	Q3 2021 Stockholder letter

Ceridian HCM Holding Inc.

Revenue financial measures

(Unaudited)

	Three months ended September 30,		Percentage change in revenue as reported	Impact of changes in foreign currency (a)	Percentage change in revenue on constant currency basis (a)
	2021	2020	2021 vs. 2020		2021 vs. 2020
	($ in millions)
Revenue:
Dayforce recurring, excluding float	$153.0	$115.1	32.9%	1.5%	31.4%
Dayforce float	7.3	7.6	(3.9)%	2.7%	(6.6)%
Total Dayforce recurring	160.3	122.7	30.6%	1.6%	29.0%
Powerpay recurring, excluding float	18.7	16.7	12.0%	6.6%	5.4%
Powerpay float	2.0	1.9	5.3%	10.6%	(5.3)%
Total Powerpay recurring	20.7	18.6	11.3%	7.0%	4.3%
Total Cloud recurring	181.0	141.3	28.1%	2.3%	25.8%
Dayforce professional services and other	38.4	35.1	9.4%	1.7%	7.7%
Powerpay professional services and other	0.2	0.3	(33.3)%	(—)%	(33.3)%
Total Cloud professional services and other	38.6	35.4	9.0%	1.7%	7.3%
Total Cloud revenue	219.6	176.7	24.3%	2.2%	22.1%
Bureau recurring, excluding float	33.4	25.7	30.0%	0.8%	29.2%
Bureau float	0.6	1.1	(45.5)%	(9.1)%	(36.4)%
Total Bureau recurring	34.0	26.8	26.9%	0.4%	26.5%
Bureau professional services and other	3.6	0.9	300.0%	(11.1)%	311.1%
Total Bureau revenue	37.6	27.7	35.7%	(—)%	35.7%
Total revenue	$257.2	$204.4	25.8%	1.9%	23.9%

Dayforce	$198.7	$157.8	25.9%	1.6%	24.3%
Powerpay	20.9	18.9	10.6%	6.9%	3.7%
Total Cloud revenue	$219.6	$176.7	24.3%	2.2%	22.1%

Dayforce, excluding float	$191.4	$150.2	27.4%	1.6%	25.8%
Powerpay, excluding float	18.9	17.0	11.2%	6.5%	4.7%
Cloud revenue, excluding float	210.3	167.2	25.8%	2.1%	23.7%
Cloud float	9.3	9.5	(2.1)%	4.2%	(6.3)%
Total Cloud revenue	$219.6	$176.7	24.3%	2.2%	22.1%

(a)	Revenue was calculated on a constant currency basis by applying the average foreign exchange rate in effect during the comparable prior period.

15	|	Q3 2021 Stockholder letter

Ceridian HCM Holding Inc.

Revenue financial measures

(Unaudited)

	Nine months ended September 30,		Percentage change in revenue as reported	Impact of changes in foreign currency (a)	Percentage change in revenue on constant currency basis (a)
	2021	2020	2021 vs. 2020		2021 vs. 2020
	($ in millions)
Revenue:
Dayforce recurring, excluding float	$433.7	$339.3	27.8%	2.1%	25.7%
Dayforce float	22.5	30.0	(25.0)%	2.0%	(27.0)%
Total Dayforce recurring	456.2	369.3	23.5%	2.1%	21.4%
Powerpay recurring, excluding float	55.6	50.1	11.0%	8.4%	2.6%
Powerpay float	5.9	6.5	(9.2)%	7.7%	(16.9)%
Total Powerpay recurring	61.5	56.6	8.7%	8.3%	0.4%
Total Cloud recurring	517.7	425.9	21.6%	3.0%	18.6%
Dayforce professional services and other	113.2	108.8	4.0%	2.5%	1.5%
Powerpay professional services and other	0.8	0.8	(—)%	12.5%	(12.5)%
Total Cloud professional services and other	114.0	109.6	4.0%	2.6%	1.4%
Total Cloud revenue	631.7	535.5	18.0%	2.9%	15.1%
Bureau recurring, excluding float	98.8	77.6	27.3%	1.4%	25.9%
Bureau float	2.6	5.2	(50.0)%	(—)%	(50.0)%
Total Bureau recurring	101.4	82.8	22.5%	1.4%	21.1%
Bureau professional services and other	9.0	1.4	542.9%	(7.1)%	550.0%
Total Bureau revenue	110.4	84.2	31.1%	1.2%	29.9%
Total revenue	$742.1	$619.7	19.8%	2.7%	17.1%

Dayforce	$569.4	$478.1	19.1%	2.2%	16.9%
Powerpay	62.3	57.4	8.5%	8.3%	0.2%
Total Cloud revenue	$631.7	$535.5	18.0%	2.9%	15.1%

Dayforce, excluding float	$546.9	$448.1	22.0%	2.2%	19.8%
Powerpay, excluding float	56.4	50.9	10.8%	8.4%	2.4%
Cloud revenue, excluding float	603.3	499.0	20.9%	2.8%	18.1%
Cloud float	28.4	36.5	(22.2)%	3.0%	(25.2)%
Total Cloud revenue	$631.7	$535.5	18.0%	2.9%	15.1%

(a)	Revenue was calculated on a constant currency basis by applying the average foreign exchange rate in effect during the comparable prior period.

16	|	Q3 2021 Stockholder letter

Ceridian HCM Holding Inc.

Reconciliation of GAAP to Non-GAAP financial measures

(Unaudited)

The following tables present a reconciliation of the reported results to the non-GAAP financial measures Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income (loss) for all periods presented:

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
	($ in millions)
Net (loss) income	$(20.9)	$(0.8)	$(65.9)	$13.3
Interest expense, net	10.0	5.9	25.5	19.4
Income tax benefit	(8.5)	(5.5)	(13.9)	(5.7)
Depreciation and amortization	21.0	13.0	59.3	36.9
EBITDA (a)	1.6	12.6	5.0	63.9
Foreign exchange loss (gain)	1.5	(1.2)	8.5	0.1
Share-based compensation (b)	31.0	19.3	85.9	48.5
Severance charges (c)	2.1	2.2	5.8	6.9
Restructuring consulting fees (d)	1.8	0.3	13.9	6.9
Other non-recurring charges (e)	1.4	—	4.7	(0.4)
Adjusted EBITDA	$39.4	$33.2	$123.8	$125.9
Adjusted EBITDA margin	15.3%	16.2%	16.7%	20.3%

(a)	Ceridian defines EBITDA as net income or loss before interest, taxes, and depreciation and amortization.
(b)	Represents share-based compensation expense and related employer taxes.
(c)	Represents costs for severance compensation paid to employees whose positions have been eliminated or who have been terminated not for cause.
(d)

Represents consulting fees and expenses incurred during the periods presented in connection with any acquisition, investment, disposition, recapitalization, equity offering, issuance or repayment of debt, issuance of equity interests, or refinancing.

(e)

Represents (1) in 2021 the difference between the historical five-year average pension expense and the current period actuarially determined pension expense associated with the planned termination of the frozen U.S. pension plan and related changes in investment strategy associated with protecting the now fully funded status, (2) charges of $0.4 million during the nine months ended September 30, 2021 related to the abandonment of certain leased facilities, and (3) recovery in 2020 of duplicate payments associated with the 2019 isolated service incident.

17	|	Q3 2021 Stockholder letter

	Three months ended September 30, 2021
	As reported	Share-based compensation	Severance charges	Other (a)	Income tax effects (b)	Adjusted
	($ in millions, except per share data)
Cost of revenue:
Recurring	$66.0	$3.5	$0.3	$—	$—	$62.2
Professional services and other	48.9	2.5	—	—	—	46.4
Product development and management	36.6	5.3	0.3	—	—	31.0
Depreciation and amortization	12.6	—	—	—	—	12.6
Total cost of revenue	164.1	11.3	0.6	—	—	152.2
Sales and marketing	56.1	3.6	0.6	—	—	51.9
General and administrative	53.0	16.1	0.9	1.8	—	34.2
Operating (loss) profit	(16.0)	31.0	2.1	1.8	—	18.9
Other expense, net	3.4	—	—	2.9	—	0.5
Depreciation and amortization	21.0	—	—	—	—	21.0
EBITDA	$1.6	$31.0	$2.1	$4.7	$—	$39.4
Net (loss) income	$(20.9)	$31.0	$2.1	$4.7	$(8.4)	$8.5
Net (loss) income per share- basic (c)	$(0.14)	$0.21	$0.01	$0.03	$(0.06)	$0.05
Net (loss) income per share- diluted (c)	$(0.14)	$0.21	$0.01	$0.03	$(0.06)	$0.05

(a)

Other includes foreign exchange loss, restructuring consulting fees, and the difference between the historical five-year average pension expense and the current period actuarially determined pension expense associated with the planned termination of the frozen U.S. pension plan and related changes in investment strategy associated with protecting the now fully funded status.

(b)	Income tax effects have been calculated based on the statutory tax rates in effect in the U.S. and foreign jurisdictions during the quarter.
(c)

GAAP basic and diluted net loss per share are calculated based upon 150,450,595 weighted-average shares of common stock, and Adjusted basic and diluted net income per share are calculated based upon 150,450,595 and 156,861,973 weighted-average shares of common stock, respectively.

18	|	Q3 2021 Stockholder letter

	Three months ended September 30, 2020
	As reported	Share-based compensation	Severance charges	Other (a)	Income tax effects (b)	Adjusted
	($ in millions, except per share data)
Cost of revenue:
Recurring	$54.3	$1.8	$0.8	$—	$—	$51.7
Professional services and other	40.2	1.0	—	—	—	39.2
Product development and management	22.9	2.9	0.8	—	—	19.2
Depreciation and amortization	10.3	—	—	—	—	10.3
Total cost of revenue	127.7	5.7	1.6	—	—	120.4
Sales and marketing	39.5	2.0	0.4	—	—	37.1
General and administrative	37.8	11.6	0.2	0.3	—	25.7
Operating (loss) profit	(0.6)	19.3	2.2	0.3	—	21.2
Other (income) expense, net	(0.2)	—	—	(1.2)	—	1.0
Depreciation and amortization	13.0	—	—	—	—	13.0
EBITDA	$12.6	$19.3	$2.2	$(0.9)	$—	$33.2
Net (loss) income	$(0.8)	$19.3	$2.2	$(0.9)	$(2.1)	$17.7
Net (loss) income per share- basic (c)	$(0.01)	$0.13	$0.01	$—	$(0.01)	$0.12
Net (loss) income per share- diluted (c)	$(0.01)	$0.13	$0.01	$—	$(0.01)	$0.12

(a)	Other includes foreign exchange gain and restructuring consulting fees.
(b)	Income tax effects have been calculated based on the statutory tax rates in effect in the U.S. and foreign jurisdictions during the quarter.
(c)	GAAP and Adjusted basic and diluted net income per share are calculated based upon 147,141,403 weighted-average shares of common stock.

19	|	Q3 2021 Stockholder letter

	Nine months ended September 30, 2021
	As reported	Share-based compensation	Severance charges	Other (a)	Income tax effects (b)	Adjusted
	($ in millions, except per share data)
Cost of revenue:
Recurring	$191.1	$9.7	$1.6	$—	$—	$179.8
Professional services and other	140.9	7.1	0.1	—	—	133.7
Product development and management	94.2	13.2	0.5	—	—	80.5
Depreciation and amortization	37.5	—	—	—	—	37.5
Total cost of revenue	463.7	30.0	2.2	—	—	431.5
Sales and marketing	154.5	10.1	1.6	—	—	142.8
General and administrative	162.0	45.8	2.0	14.3	—	99.9
Operating (loss) profit	(38.1)	85.9	5.8	14.3	—	67.9
Other expense, net	16.2	—	—	12.8	—	3.4
Depreciation and amortization	59.3	—	—	—	—	59.3
EBITDA	$5.0	$85.9	$5.8	$27.1	$—	$123.8
Net (loss) income	$(65.9)	$85.9	$5.8	$27.1	$(21.8)	$31.1
Net (loss) income per share- basic (c)	$(0.44)	$0.58	$0.04	$0.18	$(0.15)	$0.21
Net (loss) income per share- diluted (c)	$(0.44)	$0.58	$0.04	$0.18	$(0.15)	$0.20

(a)

Other includes foreign exchange loss, restructuring consulting fees, the difference the historical five-year average pension expense and the current period actuarially determined pension expense associated with the planned termination of the frozen U.S. pension plan and related changes in investment strategy associated with protecting the now fully funded status, and charges related to the abandonment of certain leased facilities.

(b)	Income tax effects have been calculated based on the statutory tax rates in effect in the U.S. and foreign jurisdictions during the period.
(c)

GAAP basic and diluted net loss per share are calculated based upon 149,083,666 weighted-average shares of common stock, and Adjusted basic and diluted net income per share are calculated based upon 149,083,666 and 155,444,668 weighted-average shares of common stock, respectively.

20	|	Q3 2021 Stockholder letter

	Nine months ended September 30, 2020
	As reported	Share-based compensation	Severance charges	Other (a)	Income tax effects (b)	Adjusted
	($ in millions, except per share data)
Cost of revenue:
Recurring	$155.8	$4.5	$1.6	$—	$—	$149.7
Professional services and other	120.7	2.5	0.9	—	—	117.3
Product development and management	57.5	5.2	1.2	—	—	51.1
Depreciation and amortization	29.9	—	—	—	—	29.9
Total cost of revenue	363.9	12.2	3.7	—	—	348.0
Sales and marketing	116.2	6.0	1.4	—	—	108.8
General and administrative	109.9	30.3	1.8	6.5	—	71.3
Operating profit	29.7	48.5	6.9	6.5	—	91.6
Other expense, net	2.7	—	—	0.1	—	2.6
Depreciation and amortization	36.9	—	—	—	—	36.9
EBITDA	$63.9	$48.5	$6.9	$6.6	$—	$125.9
Net income	$13.3	$48.5	$6.9	$6.6	$(16.2)	$59.1
Net income per share- basic (c)	$0.09	$0.33	$0.05	$0.05	$(0.11)	$0.41
Net income per share- diluted (c)	$0.09	$0.32	$0.05	$0.04	$(0.11)	$0.39

(a)	Other includes foreign exchange loss, restructuring consulting fees, and recovery of duplicate payments associated with the 2019 isolated service incident.
(b)	Income tax effects have been calculated based on the statutory tax rates in effect in the U.S. and foreign jurisdictions during the period.
(c)	GAAP and Adjusted basic and diluted net income per share are calculated based upon 145,798,169 and 152,105,719 weighted-average shares of common stock, respectively.

21	|	Q3 2021 Stockholder letter

Use of Non-GAAP financial measures

We use certain non-GAAP financial measures in this stockholder letter including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, and revenue on a constant currency basis. We believe that Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income, non-GAAP financial measures, are useful to management and investors as supplemental measures to evaluate our overall operating performance. Adjusted EBITDA and Adjusted EBITDA margin are components of our management incentive plan and are used by management to assess performance and to compare our operating performance to our competitors. We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, and amortization, as adjusted to exclude foreign exchange gain (loss), share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees, and other non-recurring charges. Adjusted EBITDA margin is determined by calculating the percentage Adjusted EBITDA is of total revenue. Adjusted net income is defined as net income (loss), as adjusted to exclude foreign exchange gain (loss), share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees, and other non-recurring charges, all of which are adjusted for the effect of income taxes. Management believes that Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income are helpful in highlighting management performance trends because Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income exclude the results of decisions that are outside the normal course of our business operations.

Our presentation of Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income are intended as supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income should not be considered as alternatives to net income (loss), earnings (loss) per share, or any other performance measures derived in accordance with GAAP, or as measures of operating cash flows or liquidity. Our presentation of Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income should not be construed to imply that our future results will be unaffected by similar items to those eliminated in this presentation. Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income are included in this discussion because they are key metrics used by management to assess our operating performance.

Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income are not defined under GAAP, are not measures of net income (loss) or any other performance measures derived in accordance with GAAP, and are subject to important limitations. Our use of the terms Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP.

Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

In evaluating Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation.

We present revenue on a constant currency basis to assess how our underlying businesses performed, excluding the effect of foreign currency rate fluctuations, which we believe is useful to management and investors. We calculate revenue on a constant currency basis by applying the average foreign exchange rate in effect during the comparable prior period. Dayforce recurring revenue per customer is calculated on a constant currency basis by applying the prior year average exchange rate to all comparable periods.

22	|	Q3 2021 Stockholder letter

Forward-looking statements

This stockholder letter contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this stockholder letter are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements in this stockholder letter include statements relating to the fiscal year of 2021, as well as those relating to future growth initiatives. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “seek,” “plan,” “intend,” “believe,” “will,” “may,” “could,” “continue,” “likely,” “should,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events but not all forward-looking statements contain these identifying words. The forward-looking statements contained in this stockholder are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the circumstances. As you consider this stockholder letter, you should understand that these statements are not guarantees of performance or results. These assumptions and our future performance or results involve risks and uncertainties (many of which are beyond our control). These risks and uncertainties include, but are not limited to, the following:

•	the impact of the Coronavirus disease 2019 (“COVID-19”) pandemic on our business, operations, and financial results;
•	our inability to manage our growth effectively or execute on our growth strategy;
•	our inability to successfully expand our current offerings into new markets or further penetrate existing markets;

•	our failure to provide new or enhanced functionality and features;
•	significant competition in the market in which our solutions compete;
•	our failure to manage our aging technical operations infrastructure;
•	system breaches, interruptions or failures, including cyber-security breaches, identity theft, or other disruptions that could compromise customer information or sensitive company information;
•

our failure to comply with applicable privacy, security, data, and financial services laws, regulations and standards, including our ongoing consent order with the Federal Trade Commission regarding data protection;

•	our failure to properly update our solutions to enable our customers to comply with applicable laws;
•	changes in regulations governing financial services, privacy concerns, and laws or other domestic or foreign data protection regulations;
•	our inability to maintain necessary third party relationships, and third party software licenses, and identify errors in the software we license;
•	our inability to offer and deliver high-quality technical support, implementation and professional services;
•	our inability to attract and retain key executive officers and highly skilled employees;
•	the impact of our outstanding debt obligations on our financial condition, results of operations, and value of our common stock; or

23	|	Q3 2021 Stockholder letter

•	other risks and uncertainties described in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission.

Additional factors or events that could cause our actual performance to differ from these forward-looking statements may emerge from time to time, and it is not possible for us to predict all of them. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual financial condition, results of operations, future performance and business may vary in material respects from the performance projected in these forward-looking statements. In addition to any factors and assumptions set forth above in this stockholder letter, the material factors and assumptions used to develop the forward-looking information include, but are not limited to: the general economy remains stable; the competitive environment in the HCM market remains stable; the demand environment for HCM solutions remains stable; our implementation capabilities and cycle times remain stable; foreign exchange rates, both current and those used in developing forward-looking statements, specifically USD to CAD, remain stable at, or near, current rates; we will be able to maintain our relationships with our employees, customers and partners; we will continue to attract qualified personnel to support our development requirements and the support of our new and existing customers; and that the risk factors noted above, individually or collectively, do not have a material impact on the company. Any forward-looking statement made by us in this stockholder letter speaks only as of the date on which it is made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About Ceridian HCM Holding Inc.

Ceridian is a global human capital management software company. Dayforce, our flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. Our platform is used to optimize management of the entire employee lifecycle, including attracting, engaging, paying, deploying, and developing people. Ceridian has solutions for organizations of all sizes.

Ceridian. Makes Work Life Better™

24	|	Q3 2021 Stockholder letter